EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives New Patent from U.S. Patent Office Expanding Its M2M/IoT Patent Portfolio to 13 Issued Patents

New York, New York – May 11, 2018 – Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 9,961,060 ("Embedded Universal Integrated Circuit Car Supporting Two-Factor Authentication") to Network-1.  The claims in the newly issued patent are generally directed towards remotely changing network access credentials using embedded Universal Integrated Circuit Cards.

The newly issued patent arises from a patent application contained in the M2M/IoT patent portfolio acquired by Network-1 in December 2017 (the "Portfolio") The Portfolio relates to, among other things, the enabling technology for authenticating and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones. With this latest issuance, the Nix Portfolio now includes thirteen (13) issued U.S. patents and nine (9) pending U.S. patent applications, plus seven (7) additional pending international patent applications. Network-1 anticipates further issuances of additional claims for this Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-two (52) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013. Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $121,000,000 from May 2007 through December 31, 2017. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the material adverse effect on Network-1's business, results of operation and cash-flow if the District Court issues an order confirming the HP Jury Verdict and finding certain claims of the Remote Power Patent obvious (invalid) and Network-1 is unable to overturn the District Court order on appeal to the Federal Circuit, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network‑1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770